Exhibit 10.14

CONTRACT

STATE OF LOUISIANA

CONTRACT

Effective the 12th day of June, 2006, the State of Louisiana, through the Division of Administration, Office of Community Development (hereinafter sometimes referred to as the “State” or “OCD”) and ICF Emergency Management Services, LLC, 9300 Lee Highway, Fairfax, VA 22031 (hereinafter sometimes referred to as the “Contractor” or “ICF”) do hereby enter into a contract under the following terms and conditions (the “Contract”).

1.0 SCOPE OF SERVICES

1.1 CONCISE DESCRIPTION OF SERVICES

ICF agrees to serve as Louisiana’s Road Home Housing Manager, acting as the State’s agent to operate Housing Assistance Centers, conduct outreach, accept and process applications for financial assistance, verify applicants’ eligibility, determine amounts of assistance in accordance with State guidelines, provide advisory services to property owners, negotiate purchases and sales of properties, assist the State in handling land title issues, create/maintain a comprehensive management information system, develop and provide a process for mediation of disputes between vendors and homeowners, and perform other duties as required to manage the program and comply with all federal, state and local laws, regulations, and contractual requirements (the “Project”).

1.2 STATEMENT OF WORK

1.2.1 INTRODUCTION

The Statement of Work attached hereto as Exhibit A defines the full scope of services that are to be provided as Phase One under this Contract. The State and ICF expect to amend this Contract over its three-year term to provide for subsequent phases. The amendments will identify the specific tasks to be performed, the deliverables, the completion criteria, estimated completion dates, estimated costs and each party’s respective responsibilities for accomplishing the tasks required in each subsequent phase. Upon execution of this Contract and each subsequent amendment, the Contractor will be authorized to perform work specified in this Contract and each amendment. All work will be performed on an hourly fee or unit price basis, as set forth in this Contract unless specified otherwise. Exhibit B sets forth the deliverables and completion date requirements.

1.2.2 GOALS AND OBJECTIVES

The goals and objectives of this Contract are as follows:

•	Opening of Housing Assistance Centers in various locations within and outside the State to serve displaced residents.

•	Development of a MIS system which meets State specifications and internal control requirements.

•	Development and initiation of an outreach and public education campaign designed to provide information on the Road Home Program and Housing Assistance Centers.

•	Successful completion of training sessions developed for home inspectors, financial institutions, and building professionals.

•	Initiation and completion of a pilot program which processes a sample of preregistered applicants to a final award in accordance with the operational plan developed by the Contractor.

•	Execution of Memoranda of Understanding with state and federal agencies to facilitate the transmission of data necessary for program implementation.

1.2.3 PERFORMANCE MEASURES

The performance of this Contract will be measured by the State Project Manager (the “SPM”), who shall be the Director of OCD or her designee as appointed in writing, authorized on behalf of the State, to evaluate the Contractor’s performance pursuant to the requirements of the Contract, including without limitation, the requirements of the Statement of Work.

1.2.4 MONITORING PLAN

The Commissioner of Administration or his designee (the “Commissioner”) as appointed in writing will monitor the services provided by Contractor and the expenditure of funds under this Contract. The Director of the OCD will be primarily responsible for the day-to-day contact with Contractor and day-to-day monitoring of Contractor’s performance. The monitoring plan is the following:

•	Meetings as specified in the Statement of Work will be held with Contractor’s team to discuss time schedule, deliverables due, progress on deliverables, weekly work flow, challenges, etc.

•	The SPM will ensure all deliverables are delivered on or before the time scheduled for completion. The SPM will be responsible for review and acceptance of deliverables in accordance with Section 1.2.6 below.

•	The SPM will provide guidance to the Contractor and provide the oversight of the implementation of the Statement of Work to ensure quality, efficiency and effectiveness in fulfilling the goals and objectives of the Road Home Program, including providing guidance and oversight to the Contractor on all financial transactions. Guidance will be provided in a timely manner.

1.2.5 CONTRACTOR TASKS AND RESPONSIBILITIES

The Statement of Work attached as Exhibit A describes the services to be performed pursuant to this Contract. Changes in the scope or schedule of the services, either by the State’s request or necessitated by other events or conditions (including, without limitation, changes in law or regulation), that would increase the cost or alter the time needed to perform the services may be cause for an equitable increase in the Contract fees and/or extension of the Contract schedule past the anticipated termination date. Such changes to the Contract shall be made in accordance with the process specified in Section 10 below.

1.2.6 ACCEPTANCE OF DELIVERABLES

Should the SPM determine that all or part of any deliverable delivered by Contractor does not satisfy the requirements established by the Contract, the SPM shall promptly deliver to Contractor written notice of his or her rejection of the deliverable and reasons therefor. Each deliverable that is not rejected in writing by the State within twenty (20) days of delivery in accordance with the preceding sentence shall be deemed accepted.

1.2.7 SUBSTITUTION OF KEY PERSONNEL

ICF’s key personnel assigned to this Contract are listed in Exhibit C attached hereto and may not be replaced without the written consent of the SPM. Such consent shall not be unreasonably withheld or delayed, provided an equally qualified replacement is offered. In the event that any State or Contractor personnel become unavailable due to resignation, illness, or other factors, excluding assignment to projects outside this Contract, outside of the State’s or Contractor’s reasonable control, as the case may be, the State or the Contractor, as the case may be, shall be responsible for providing an equally qualified replacement acceptable to the other party in time to avoid delays in completing tasks.

1.2.8 SUBCONTRACTORS

ICF may, with prior written permission from the SPM, enter into subcontracts with third parties for the performance of any part of the Contractor’s duties and obligations. In no event shall the existence of a subcontract operate to release or reduce the responsibility of the Contractor to the State and/or State Agency for the performance of the requirements of the Contract.

The following subcontractors are accepted by the State:

Shaw Environmental & Infrastructure, Inc.

The First American Corporation

KPMG LLP

Quadel Consulting Corporation

Microsoft Corporation

STR, L.L.C.

Providence Engineering and Environmental Group LLC

Deltha Corporation

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

2.0 ADMINISTRATIVE REQUIREMENTS

2.1 TERM OF CONTRACT

This Contract shall begin on June 12, 2006, and shall end on June 11, 2009.

2.2 STATE FURNISHED RESOURCES

Notwithstanding the Contractor’s responsibility for management during the performance of this Contract, the assigned SPM shall be the principal point of contact on behalf of the State and will be the principal point of contact for Contractor concerning Contractor’s performance under this Contract. The State will provide Contractor with reasonable facilities (to the extent available) and timely access to data, information, and personnel of the State.

Contractor shall make reasonable efforts to notify the SPM of meetings and conference calls with HUD, Louisiana Recovery Authority, or other governmental agencies concerning the implementation or operation of the Road Home Program. SPM and Contractor will determine whether Contractor’s participation in such meetings or conference calls is appropriate. Additionally, Contractor shall make reasonable efforts to provide SPM with copies of any correspondence or e-mails with HUD, Louisiana Recovery Authority, or other governmental agencies concerning the implementation or operation of the Road Home Program.

2.3 TAXES

Contractor is responsible for payment of all applicable taxes from the funds to be received under this Contract. Contractor’s federal tax identification number is 68-0551646.

3.0 COMPENSATION AND MAXIMUM AMOUNT OF CONTRACT

3.1 PAYMENT TERMS

In consideration of the services required by this Contract during the first four months (“Phase One”), State hereby agrees to pay to Contractor a maximum fee of $87.18 million.

In consideration of the services performed under this Contract on an hourly fee basis, payments will be made on the basis of invoices submitted by Contractor to the SPM, documenting hours expended multiplied by the applicable hourly rate. The labor categories and rates for hourly fee services are as specified in Exhibit D, attached hereto and incorporated herein by reference.

In consideration of the services performed under this Contract on a unit price basis, payments will be made on the basis of invoices submitted by Contractor to the SPM, documenting the number of unit price tasks performed multiplied by the applicable unit price per task.

The unit prices are as specified in Exhibit E, attached hereto and incorporated herein by reference.

In consideration of the other direct costs (“ODC’s”) incurred under this Contract, the State shall pay the Contractor on a fixed price basis. The fixed price for ODC’s during Phase One of the Contract is Forty-three million eight hundred eighty-eight thousand dollars ($43,880,000).

The list of the ODC’s to be acquired during Phase One are as specified in Exhibit F, attached hereto and incorporated herein by reference. Due to the expedited time requirements for deliverables under Phase One, compliance by the Contractor or subcontractors with the State travel regulations is not required hereunder.

Any revisions or additions to the labor categories, rates, unit prices, or ODC’s must be approved by the SPM.

Upon execution of this Contract, receipt of Contractor’s initial invoice and HUD’s approval of such advance payment, the State shall pay to the Contractor an initial payment of Eight million one hundred seventy thousand dollars ($8,170,000) to cover the portion of the fixed price specified above which must be paid out by Contractor immediately.

For subsequent invoices, the State will make every reasonable effort to make payments within 25 days of the receipt of an invoice.

The Contractor shall provide invoices two times per month (on or about the first and fifteenth day of each month) for hourly fee services and unit price tasks performed and the remainder of the Phase One fixed price (pro-rated equally in the invoices to be sent during Phase One). Payment shall be made upon approval of the Commissioner.

In accomplishing the work during a phase of the Contract, the Contractor may acquire, subject to SPM approval, obligations such as office leases, whose costs extend beyond the term of Phase One. Any reasonable costs and expenses incurred by Contractor related to such obligations will be paid by State.

Contractor shall notify the SPM when 75 percent (75%) of the maximum fee for Phase One has been expended in order to maximize the effective use of the remaining authorized funds.

4.0 TERMINATION

4.1 TERMINATION FOR CAUSE

State may terminate this Contract for cause based upon the failure of Contractor to comply with the terms of the Contract; provided that the State shall give the Contractor written notice specifying the reasons for termination. If within thirty (30) days after receipt of such notice, the Contractor shall not have either corrected such failure or, in the case of failure which cannot be corrected in thirty (30) days, begun in good faith to correct said failure and thereafter proceeded diligently to complete such correction, then the State may, at its option, place the Contractor in default and the Contract shall terminate on the date specified in such notice. Unless caused by a force majeure event or other causes beyond Contractor’s reasonable control, failure to perform within the time specified in Section 1.2.1 of this Contract or as subsequently agreed to by the parties will constitute a default and may cause cancellation of the Contract.

Contractor shall be entitled to payment for deliverables in progress, to the extent work has been performed satisfactorily; obligations that have been incurred that extend beyond the date of termination; and reasonable contract close-out costs.

Contractor may exercise any rights available to it under Louisiana law to terminate for cause upon the failure of the State to comply with the terms of this Contract provided that the Contractor shall give the State written notice specifying the State’s failure and a reasonable opportunity for the State to cure the defect.

4.2 TERMINATION FOR CONVENIENCE

State may terminate the Contract at any time without penalty by giving ninety (90) days written notice to the Contractor of such termination or negotiating with the Contractor an effective date. Contractor shall be entitled to payment for deliverables in progress, to the extent work has been performed satisfactorily; obligations that have been incurred that extend beyond the date of termination; and reasonable contract close-out costs.

4.3 TERMINATION FOR NON-APPROPRIATION OF FUNDS

The continuation of this Contract is contingent upon the appropriation of funds by the legislature to fulfill the requirements of the Contract by the legislature. If the legislature fails to appropriate sufficient monies to provide for the continuation of the Contract, or if such appropriation is reduced by the veto of the Governor or by any means provided in the appropriations act of Title 39 of the Louisiana Revised Statutes of 1950 to prevent the total appropriation for the year from exceeding revenues for that year, or for any other lawful purpose, and the effect of such reduction is to provide insufficient monies for the continuation of the Contract, the Contract shall terminate on the date of the beginning of the first fiscal year for which funds have not been appropriated. Contractor shall be entitled to payment for deliverables in progress, to the extent work has been performed satisfactorily; obligations that have been incurred that extend beyond the date of termination; and reasonable contract close-out costs.

5.0 INDEMNIFICATION & LIMITATION OF LIABILITY

Neither party shall be liable for any delay or failure in performance beyond its control resulting from acts of God or force majeure. The parties shall use reasonable efforts to eliminate or minimize the effect of such events upon performance of their respective duties under the Contract.

Contractor shall be fully liable for the actions of its agents, employees, partners or subcontractors and shall fully indemnify and hold harmless the State from suits, actions, damages and costs of every name and description relating to personal injury and damage to real or personal tangible property caused by Contractor, its agents, employees, partners or subcontractors, without limitation provided, however, that the Contractor shall not indemnify for that portion of any claim, loss or damage arising hereunder due to the negligent act or failure to act of the State.

Contractor will indemnify, defend and hold the State harmless, without limitation, from and against any and all damages, expenses (including reasonable attorneys’ fees), claims, judgments, liabilities and costs which may be finally assessed against the State in any action for infringement of a United States Letter Patent with respect to the Products furnished, or of any copyright, trademark, trade secret or intellectual property right, provided that the State shall give the Contractor: (i) prompt written notice of any action, claim or threat of infringement suit, or other suit, (ii) the opportunity to take over, settle or defend such action, claim or suit at Contractor’s sole expense, and (iii) assistance in the defense of any such action at the expense of Contractor. Where a dispute or claim arises relative to a real or anticipated infringement, the State may require Contractor, at its sole expense, to submit such information and documentation, including formal patent attorney opinions, as the Commissioner of Administration shall require.

The Contractor shall not be obligated to indemnify that portion of a claim or dispute based upon: i) the State’s unauthorized modification or alteration of a Product; ii) the State’s use of the Product in combination with other products not furnished by Contractor; iii) the State’s use in other than the specified operating conditions and environment.

In addition to the foregoing, if the use of any item(s) or part(s) thereof shall be enjoined for any reason or if Contractor believes that it may be enjoined, Contractor shall have the right, at its own expense and sole discretion as the State’s exclusive remedy to take action in the following order of precedence: (i) to procure for the State the right to continue using such item(s) or part(s) thereof, as applicable; (ii) to modify the component so that it becomes non-infringing equipment of at least equal quality and performance; (iii) to replace said item(s) or part(s) thereof, as applicable, with non-infringing components of at least equal quality and performance, or (iv) if none of the foregoing is commercially reasonable, then provide monetary compensation to the State up to the dollar amount of the Contract.

For any deliverable or service which is not accepted pursuant to Section 1.2.6 above, upon request from the State, the Contractor shall re-perform the Services at no additional charge. If Contractor is unable to re-perform the Services in an acceptable manner, the State shall be entitled to recover the fees paid to Contractor for that portion of the Services which failed to be accepted.

Neither Contractor nor any of its subcontractors shall have any responsibility and/or liability for any claim brought by any third party arising out of or relating to the design, development, and/or validity of the Louisiana Road Home Housing Recovery Program.

Except as provided above in the second and third paragraphs of this Section 5, Contractor shall be allowed to charge as an expense under this Contract, all reasonable costs and fees incurred by it in defending and/or paying any claim brought by any third party against it arising out of, directly or indirectly, Contractor’s performance of its obligations under this Contract.

The parties agree that: (i) this Contract is not a “public contract” as defined in La. R.S. 38:2211(A)(10); (ii) the scope of work hereunder is not “public work” as defined in La. R.S. 38:2211(A)(12); and (iii) the prohibitions of La. R.S. 38:2195 are not applicable to any matters or claims arising out of Contractor’s performance of its obligations under this Contract.

For all other claims against the Contractor where liability is not otherwise set forth in this Contract as being “without limitation,” and regardless of the basis on which the claim is made, Contractor’s liability for direct damages, shall be the greater of $100,000, or the dollar amount of the specific portion of the Contract in dispute. Neither party shall be liable to the other for special, indirect or consequential damages, including lost data or records (unless the Contractor is required to back-up the data or records as part of the work plan), even if the party has been advised of the possibility of such damages. Neither party shall be liable for lost profits, lost revenue or lost institutional operating savings.

6.0 CONTRACT CONTROVERSIES

Any claim or controversy arising out of the Contract shall be resolved by the provisions of Louisiana Revised Statute 39:1524-26.

7.0 FUND USE

Contractor agrees not to use Contract proceeds to urge any elector to vote for or against any candidate or proposition on an election ballot nor shall such funds be used to lobby for or against any proposition or matter having the effect of law being considered by the Louisiana Legislature or any local governing authority. This provision shall not prevent the normal dissemination of factual information relative to a proposition on any election ballot or a proposition or matter having the effect of law being considered by the Louisiana Legislature or any local governing authority.

8.0 ASSIGNMENT

No contractor shall assign any interest in this Contract by assignment, transfer, or novation, without prior written consent of the SPM. This provision shall not be construed to prohibit the Contractor from assigning to a bank, trust company, or other financial institution any money due or to become due from approved contracts without such prior written consent. Notice of any such assignment or transfer shall be furnished promptly to the State.

9.0 RIGHT TO AUDIT

The State Legislative auditor, federal auditors and internal auditors of the Division of Administration, or others so designated by the Commissioner, shall have the option to audit all accounts directly pertaining to the Contract for a period of five (5) years from the date of the last payment made under this Contract. Records shall be made available during normal working hours for this purpose.

10.0 CONTRACT MODIFICATION

No amendment or variation of the terms of this Contract shall be valid unless made in writing, signed by the parties and approved as required by law. No oral understanding or agreement not incorporated in the Contract is binding on any party.

11.0 CONFIDENTIALITY OF DATA

All of the reports, information, data, etc., prepared or assembled by the Contractor under this Contact are confidential and the Contractor agrees that they shall not be made available to any individual or organization without the prior written approval of the State.

All financial, statistical, personal, technical and other data and information relating to the State’s operation that are designated confidential by the State and made available to the Contractor in order to carry out this Contract, or that become available to the Contractor in carrying out this Contract, shall be protected by the Contractor from unauthorized use and disclosure through the observance of the same or more effective procedural requirements as are applicable to the State. The identification of all such confidential data and information as well as the State’s procedural requirements for protection of such data and information from unauthorized use and disclosure shall be provided by the State in writing to the Contractor. If the methods and procedures employed by the Contractor for the protection of the Contractor’s data and information are deemed by the State to be adequate for the protection of the State’s confidential information, such methods and procedures may be used, with the written consent of the State, to carry out the intent of this paragraph. The Contractor shall not be required under the provisions of the paragraph to keep confidential any data or information that is or becomes publicly available, is already rightfully in the Contractor’s possession, is independently developed by the Contractor outside the scope of the Contract, or is rightfully obtained from third parties.

12.0 NOTICES

All notices to be given to either Party under this Agreement shall be written and addressed to the State and to the Contractor at the contact information provided below:

TO THE STATE:	TO CONTRACTOR:
Ms. Susan Elkins, Director	Mr. Michael Byrne
Office of Community Development	ICF Emergency Management
Services LLC
Louisiana Division of Administration	9300 Lee Highway
Claiborne Building, Suite 7-270	Fairfax, Virginia 22031-1207
Baton Rouge, Louisiana 70802	Phone: 703-934-3480
Phone: 225-342-7412	Facsimile: 703-934-3675
Facsimile: 225-342-1947	E-mail: mbyrne@icfi.com
E-mail: suzie.elkins@la.gov

13.0 OWNERSHIP

No materials, to include but not limited to reports, maps, or documents produced as a result of this Contract, in whole or in part, shall be available to Contractor for copyright purposes. Any such materials produced as a result of this Contract that might be subject to copyright shall be the property of the State and all such rights shall belong to the State.

All records, reports, documents and other material delivered or transmitted to Contractor by State shall remain the property of State, and shall be returned by Contractor to State, at Contractor’s expense, at termination or expiration of this Contract. All records, reports, documents, or other material related to this Contract and/or obtained or prepared by Contractor in connection with the performance of the services contracted for herein shall become the property of State, and shall, upon request, be returned by Contractor to State, at Contractor’s expense, at termination or expiration of this Contract.

Notwithstanding the preceding paragraphs, the term “Contractor Property” shall mean all pre-existing material, including, but not limited to, any products, software, materials and methodologies proprietary to Contractor or provided by Contractor or its suppliers and any trade secrets, know-how, methodologies and processes related to Consultant’s products or services, all of which shall remain the sole and exclusive property of Contractor or its suppliers. Subject to the terms of this Contract, Contractor grants to the State a non-exclusive, non-transferable, perpetual license to use the Contractor Property contained in the deliverables provided hereunder for the purposes of this Contract.

14.0 COMPLIANCE WITH CIVIL RIGHTS LAWS

The Contractor agrees to abide by the requirements of the following as applicable: Title VI and Title VII of the Civil Rights Act of 1964, as amended by the Equal Opportunity Act of 1972, Federal Executive Order 11246 and all rules and regulations by the Secretary of Labor in Section 201 of E.O. 11246, the Federal Rehabilitation Act of 1973, as amended, the Vietnam Era Veteran’s Readjustment Assistance Act of 1974, Title IX of the Education Amendments of 1972, the Age Discrimination Act of 1975, and Contractor agrees to abide by the requirements of the Americans with Disabilities Act of 1990. Contractor agrees not to discriminate in its employment practices, and will render services under this Contract without regard to race, color, religion, sex, national origin, sexual orientation, veteran status, political affiliation, or disabilities. Any act of discrimination committed by Contractor, or failure to comply with these statutory obligations when applicable, shall be grounds for termination of this Contract.

15.0 INSURANCE

Insurance shall be placed with insurers with an A.M. Best’s rating of no less than A-:VI. This rating requirement shall be waived for Worker’s Compensation coverage only.

Contractor’s Insurance: The Contractor shall not commence work under this Contract until it has obtained all insurance required herein. Certificates of Insurance, fully executed by an authorized representative of the Insurance Company, shall be filed with the State of Louisiana. The Contractor shall not allow any sub-contractor to commence work on his subcontract until all similar insurance required for the subcontractor has been obtained and approved. Said policies shall not hereafter be canceled, permitted to expire, or be changed without the insurance companies endeavoring to provide thirty (30) days’ notice in advance to the State of Louisiana.

Compensation Insurance: Before any work is commenced, the Contractor shall maintain during the life of the Contract, Workers’ Compensation Insurance for all of the Contractor’s employees employed at the site of the project. In case any work is sublet, the Contractor shall require the subcontractor similarly to provide Workers’ Compensation Insurance for all the latter’s employees, unless such employees are covered by the protection afforded by the Contractor. In case any class of employees engaged in work under the Contract at the site of the project is not protected under the Workers’ Compensation Statute, the Contractor shall provide for any such employees, and shall further provide or cause any and all subcontractors to provide Employer’s Liability Insurance for the protection of such employees not protected by the Workers’ Compensation Statute.

Commercial General Liability Insurance: The Contractor shall maintain during the life of this Contract such Commercial General Liability Insurance that shall protect the Contractor, the State, and any subcontractor during the performance of work covered by the Contract from claims or damages for personal injury, including accidental death, as well as for claims for property damages, which may arise from operations under the Contract, whether such operations be by himself or by a subcontractor, or by anyone directly or indirectly employed by either or them, or in such a manner as to impose liability to the State. Such insurance shall include the State as additional insured for claims, arising from or as the result of the operations of the Contactor or his subcontractors. In the absence of specific regulations, the amount of coverage shall be as follows: Commercial General Liability Insurance, including bodily injury, property damage and contractual liability, with combined single limits of $5,000,000.

Licensed Motor Vehicles: The Contractor shall maintain during the life of the Contract, Automobile Liability Insurance in an amount not less than combined single limits of $2,000,000 per occurrence for bodily injury/property damage. Such insurance shall cover the use of any licensed motor vehicles engaged in operations within the terms of the Contract on the site of the work to be performed there under, unless such coverage is included in insurance elsewhere specified.

16.0 APPLICABLE LAW

This Contract shall be governed by and interpreted in accordance with the laws of the State of Louisiana. Venue of any action brought with regard to this Contract shall be in the Nineteenth Judicia1 District Court, Parish of East Baton Rouge, State of Louisiana.

17.0 CODE OF ETHICS

The Contractor acknowledges that Chapter 15 of Title 42 of the Louisiana Revised Statutes (R.S. 42:1101 et. seq., Code of Governmental Ethics) applies to the Contractor and subcontractors in the performance of services called for in this Contract. The Contractor agrees to immediately notify the State if potential violations of the Code of Governmental Ethics arise as to the Contractor or subcontractors at any time during the term of this Contract.

No member, officer, or employee of the Contractor, or its designees, or agents, no consultant, no member of the governing body of the Contractor or the locality in which the program is situated, and no other public official of the Contractor or such locality or localities, who exercises or has exercised any functions or responsibilities with respect to the Project during his or her tenure, shall have any interest, direct or indirect, in any contract or subcontract, or the proceeds thereof, for work to be performed in connection with the Project or in any activity or benefit, which is part of this Project.

Contractor will disclose, within fifteen days of the time they arise, any related party affiliations between any Louisiana elected official or employee of the Office of Community Development or the Louisiana Recovery Authority.

Upon written request of the Contractor, the State may agree in writing to waive a conflict otherwise prohibited by this provision whenever there has been full public disclosure of the conflict of interest, and the State determines that undue hardship will result either to the Contractor or the person affected by applying the prohibition and that the granting of a waiver is in the public interest. No such request for waiver shall be made by Contractor which would, in any way, permit a violation of State or local law or any charter provision of the Contractor.

18.0 SEVERABILITY

If any term of this Contract or the application thereof is held invalid, such invalidity shall not affect other terms or applications which can be given effect without the invalid term or application; to this end the terms of this Contract are declared severable.

19.0 COMPLETE CONTRACT

This is the complete Contract between the parties with respect to the subject matter and all prior discussions and negotiations are merged into this Contract. This Contract is entered into with neither party relying on any statement or representation made by the other party not embodied in this Contract and there are no other agreements or understandings changing or modifying the terms. This Contract shall become effective upon final approval by the Division of Administration, Office of Contractual Review.

20.0 ORDER OF PRECEDENCE

This Contract shall, to the extent possible, be construed to give effect to all of its provisions; however, where provisions are in conflict, first priority shall be given to the provisions of the Contract, excluding the SF0 its amendments and the Contractor’s Proposal in response thereto; second priority shall be given to the provisions of the SF0 and its amendments; and third priority shall be given to the provisions of the Contractor’s Proposal.

21.0 SECTION 109 OF THE HOUSING AND COMMUNITY DEVELOPMENT ACT OF 1974

No person in the United States shall on the grounds of race, color, national origin, or sex be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any program or activity funded in whole or in part with funds made available under this title. Section 109 further provides that discrimination on the basis of age under the Age Discrimination Act of 1975 or with respect to an otherwise qualified handicapped individual as provided in Section 504 of the Rehabilitation Act of 1973, as amended, is prohibited.

22.0 “SECTION 3” COMPLIANCE IN THE PROVISION OF TRAINING, EMPLOYMENT AND BUSINESS OPPORTUNITIES

(a) The work to be performed under this Contract is subject to the requirements of section 3 of the Housing and Urban Development Act of 1968, as amended, 12 U.S.C. 1701u (section 3). The purpose of section 3 is to ensure that employment and other economic opportunities generated by HUD assistance or HUD-assisted projects covered by section 3, shall, to the greatest extent feasible, be directed to low-and very low-income persons, particularly persons who are recipients of HUD assistance for housing.

(b) The parties to this Contract agree to comply with HUD’s regulations in 24 CFR. Part 135, which implement section 3. As evidenced by their execution of this Contract, the parties to this Contract certify that they are under no contractual or other impediment that would prevent them from complying with the part 135 regulations.

(c) The Contractor agrees to send to each labor organization or representative of workers with which the Contractor has a collective bargaining agreement or other understanding, if any, a notice advising the labor organization or workers’ representative of the Contractor’s commitments under this section 3 clause, and will post copies of the notice in conspicuous places at the work site where both employees and applicants for training and employment positions can see the notice. The notice shall describe the section 3 preference, shall set forth minimum number and job titles subject to hire, availability of apprenticeship and training positions, the qualifications for each, and the name and location of the person(s) taking applications for each of the positions, and the anticipated date the work shall begin.

(d) The Contractor agrees to include this section 3 clause in every subcontract subject to compliance with regulations in 24 CFR part 135, and agrees to take appropriate action, as provided in an applicable provision of the subcontract or in this section 3 clause, upon a finding that the subcontractor is in violation of the regulations in 24 CFR part 135. The Contractor will not subcontract with any subcontractor where the Contractor has notice or knowledge that the subcontractor has been found in violation of the regulations in 24 CFR part 135.

(e) The Contractor will certify that any vacant employment positions, including training positions, that are filled (1) after the Contractor is selected but before the Contract is executed, and (2) with persons other than those to whom the regulations of 24 CFR part 135 require employment opportunities to be directed, were not filled to circumvent the Contractor’s obligations under 24 CFR part 135.

(f) Noncompliance with HUD’s regulations in 24 CFR part 135 may result in sanctions, termination of this Contract for default, and debarment or suspension from future HUD assisted contracts.

(g) With respect to work performed in connection with section 3 covered Indian housing assistance, section 7(b) of the Indian Self-Determination and Education Assistance Act (25 U.S.C. 450e) also applies to the work to be performed under this Contract Section 7(b) requires that to the greatest extent feasible (i) preference and opportunities for training and employment shall be given to Indians, and (ii) preference in the award of contracts and subcontracts shall be given to Indian organizations and Indian-owned Economic Enterprises. Parties to this Contract that are subject to the provisions of section 3 and section 7(b) agree to comply with section 3 to the maximum extent feasible, but not in derogation of compliance with section 7(b).

23.0 DRAFTING PARTY

Each party has participated in the drafting of this Agreement and any question of interpretation shall not be resolved by any rule of interpretation providing for interpretation against the drafting party. This Agreement shall be construed as though drafted by both parties.

24.0 CHANGES

The State may, from time to time, request changes in the Statement of Work to be performed. Such changes, including any increase or decrease in the amount of the compensation, which are mutually agreed upon by and between the Contractor and the State, shall be incorporated in written amendments to the Contract.

25.0 COMPLIANCE WITH FEDERAL, STATE AND LOCAL GUIDELINES

The Contractor hereby binds itself, certifies, and gives its assurance that it will comply with all federal and State regulations, policies, guidelines and requirements, as they relate to the application, acceptance and use of state and federal resources for the State assisted project. The Contractor further agrees to comply with applicable laws, ordinances, and codes of the State and federal and local governments.

26.0 COVENANT AGAINST CONTINGENT FEES AND CONFLICT OF INTEREST

The Contractor warrants that no person or selling agency or other organization has been employed or retained to solicit or secure this contract upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee. For breach or violation of this warrant the State shall have the right to annul this contract without liability or, in its discretion, to deduct from the Contract or otherwise recover the full amount of such commission, percentage, brokerage or contingent fee, or to seek such other remedies as legally may be available.

THUS DONE AND SIGNED on the date(s) noted below:

/s/ Kennth B. Kolsky	/s/ Jerry Luke LeBlanc
CONTRACTOR’S SIGNATURE	STATE’S SIGNATURE
Jerry Luke LeBlanc, Division of Administration

6/30/2006	6/30/2006
DATE	DATE

Exhibit A

Statement of Work

Scope of Services

The selected Program Manager will act as the State’s agent to operate Housing Assistance Centers, conduct outreach, accept and process applications for financial assistance, verify applicants’ eligibility, determine amounts of assistance in accordance with State guidelines, provide advisory services to property owners, negotiate purchases and sales of properties (or assignments or options), assist owners in clearing land titles, create/maintain a comprehensive management information system, provide for a process for mediation of disputes between vendors and homeowners, and perform other duties as required to manage the program and comply with all federal, state and local laws, regulations and contractual requirements.

PHASE 1 - START-UP OF HOMEOWNER AND SMALL-SCALE RENTAL PROGRAM

1.1	Complete operational plan and cash flow projections in coordination with the State, complete the operational plan and cash flow projections for the expenses of the program and assistance payments, using both Community Development Block Grant (CDBG) funds and FEMA Hazard Mitigation (HM) funds for expected program operations, but also including operational plan amendments and cash flow projections that address situations that may arise if certain programmatic assumptions and conditions are not fulfilled; to include controls to avoid fraud, waste and mismanagement of funds, controls to eliminate duplication of benefits from insurance companies, Federal Emergency Management Agency, etc., and identify methods for verifying other sources of funds, processes for determining damage assessment and value of homes, methods for ensuring that titles are free and clear, review legal covenants, and a process for monitoring compliance with the agreed upon covenants. All procedures and systems shall be in accordance with federal and state regulations and in conformance with the State’s contractual agreement with HUD. All procedures shall anticipate a full integration with internal financial monitoring staff allowing them easy access to all required systems and documents.

1.2	Create a management information system (MIS) based on requirements developed by the State, and to which designated personnel of the State will have full access during the entire term of the contract. Tasks for developing the MIS are as follows:

1.2.1.	Contractor will review, recommend modifications and accept the draft software requirements for:

1.2.1.1.	Workflow processes, data fields, data collection and data verification requirements, both at a rudimentary level for accepting and processing a pilot group of applications during Phase 1, and for Phase 2.

1.2.1.2.	Business rules for automated determination of eligibility and calculation of assistance amounts.

1.2.1.3.	Financial accounting of program financial activities, including contractor and subcontractor billing and payments.

1.2.1.4.	Data security, backup and privacy features;

1.2.1.5.	All necessary interfaces with the relevant State MIS systems, in particular, the MIS systems for tracking payments to property owners. The system must be compatible with the State’s Advantage Financial System (AFS) for making disbursements. All necessary interfaces with the relevant federal MIS systems for the purposes of evaluating non-duplication of benefits (such as the NEMIS, SBA and NFIP systems).

1.2.1.6.	Reports that will be produced by the automated system for the benefit of applicants for assistance, program personnel, program managers, the State, and all federal agencies that require reports.

1.2.1.7.	Business rules for tracking applications and cases for whom eligibility and assistance amounts calculation cannot be automated (cases that are under appeal or represent special cases that are exceptions to regular business rules).

l.2.1.8.	Business rules for making all necessary data spatially enabled to allow for the integration of necessary data elements into a geographic information system.

1.2.2.	Complete software development and/or purchase for Phases 1 and 2.

1.3	Secure building leases and equipment for all front- office and back-office operations. There will be approximately 20 Housing Assistance Centers through the initial application phase, and approximately 15 thereafter, unless otherwise directed by the State. The Contractor will propose strategies for mobile outreach as well as outreach to out-of-state homeowners seeking to participate in the homeowner assistance program. Contractor will be responsible for all costs of operating the Centers, including lease payments, maintenance costs, and program operations costs of the centers. During the start-up phase, Contractor may enter into leases that are conditional upon State receiving sufficient funding from HUD. Secure temporary housing if needed for program staff of the offeror firm and subcontractors.

1.4	Secure the necessary personnel, equipment and telecommunications services to be able to take applications in-person and over the phone.

1.5	Develop procedures for obtaining privacy releases, both in-person at Housing Assistance Centers and from applicants who reside in remote locations.

1.6	Complete the hiring of at least 40% of the personnel (including personnel of subcontractors) required to operate the programs. These personnel must include one or more Mitigation Advisors that are experts in the implementation of hazard mitigation methodologies and can advise homeowners that are confronted with mitigating their structures.

1.7	Enter into contracts which are approved by the State with all subcontractors required to operate the program and ensure that subcontractors are in compliance with Section 2.15 of Exhibit D.

1.8	Establish and maintain for the life of the contract a web-based Rebuilding Professional Registry that provides applicants with contact information for the following: architects, home inspectors, surveyors, renovation contractors, homebuilders, manufactured and modular housing dealers, and lending institutions offering Rebuilding Escrow Accounts.

1.9	Conduct at least five orientation meetings in different locations to familiarize design and building professionals with the policies and procedures of the program.

1.10	Conduct at least five one-day training sessions for home inspectors who are willing to write biddable repair specifications and offer bidding and contract management services to homeowners who receive assistance from the program. Such sessions should be concluded with a written test to determine competency of inspectors to perform such tasks. Home inspectors who pass the test will be given a Certificate of Completion, which will be a requirement for each home inspector who wishes to be listed in the Rebuilding Professional Registry. Inspectors brought on by the contractor should have necessary training and be able to write biddable specifications, which is a key and required deliverable of the Contractor to the homeowners as well as inspections of these repairs according to the bid specifications before payment is made to homeowner.

1.11	Conduct at least five training sessions of at least three hours each with personnel of financial institutions that offer, or are willing to offer, Rebuilding Escrow Accounts to owners that are part of the program. The training will cover the standard terms and fees associated with escrow accounts that are approved by the State as Rebuilding Escrow Accounts. (The State will encourage industry associations to have developed these standard terms and fees before the program is launched.)

1.12	Design and launch a public education and outreach campaign which will begin within 10 working days after the start of the program and continue actively for six months, for the purpose of encouraging all eligible homeowners and qualified small rental property owners to apply for assistance. The outreach campaign must reach out into national markets wherever there is a concentration of displaced Louisiana citizens.

1.13	Through a new website or subsidiary pages of an existing State website, provide information about the programs (posting any major changes within two working days) and automated application forms for both homeowners and small rental property owners.

1.14	Make ready all paper forms and paper filing capacity for physical recordkeeping, with necessary protections of privacy. Provide for an electronic imaging system to scan and keep track of all documents related to each application. Maintain a secure offsite location for storing all electronic files.

1.15	Develop, or where procedures have already been drafted by the State, review, recommend modifications and approve the State’s proposed methods for verifying other sources of funds, processes for determining damage assessment and value of homes, procedures for safeguarding assets and managing assets, procedures for property disposition, procedures for mitigation grants, procedures for affordable loans, methods for ensuring that titles are free and clear, developing legal covenants, a process for monitoring compliance with the agreed upon covenants, and processes for ensuring compliance with NEPA and other laws to further NEPA, Davis Bacon, etc.

1.16	Make available senior managers of the offeror firm or subcontractor firms for media interviews, meetings with federal officials, and other necessary external meetings, each instance of which must be approved by a designated representative of the State.

1.17	Begin taking full applications from applicants that have pre-registered through the state’s call center and web site.

1.18	Begin evaluating eligibility, calculating assistance payments, and making awards for a sample pilot program.

1.19.	As necessary, sign memorandums of understanding in coordination with the State with all relevant partners (FEMA, banks, private insurers, other federal agencies, other state agencies etc. . .) to facilitate the transmission of necessary data required for program implementation.

PHASE 2(a) – FULL-SCALE OPERATION OF HOMEOWNER ASSISTANCE PROGRAM

Take applications from homeowners via web forms, telephone and face-to-face interviews.

2(a)1.	Provide applicants with technical assistance from qualified Rebuilding Advisors, who will advise owners on the following:

2(a)1.1.	The implications of choosing the various options under the program.

2(a)1.2.	How to understand and manage financial matters such as insurance payments, FEMA payments, outstanding secured loans, liens, etc.

2(a)1.3.	If the repair, replace or buyout/relocate options are selected, an initial advisory session about the tasks involved for the owner will be conducted addressing issues such as: how to avoid being defrauded, professional design and survey services that may be required, how to identify services providers and building contractors through the Rebuilding Professional Registry, and how to manage engagements with those service providers and contractors.

2(a)2.	Through personnel acting as Rebuilding Advisors or Intake Specialists, provide information about the program and answer applicants’ questions.

2(a)3.	Verify the ownership of each property subject to the application. Assure that the owner has right title and interest to the property, identify all lien holders, and assist the owner in preparing a plan of action to satisfy all lien holders.

2(a)4.	Verify sources of funds that were paid to applicant as compensation or other settlements or write-offs in connection with the applicant’s disaster related property losses, which must be deducted from the amount of the State’s assistance, namely: property and hazard insurance payments, flood insurance payments, and the portion of any FEMA Individual (household) Assistance Payments received by applicants to compensate for real property losses.

2(a)5.	Calculate the amounts of assistance due to qualified applicants, including incentive grants, mitigation grants, and affordable loans, prepare all documents related to the commitment and disbursement of this assistance by the State, and forward this documentation to the State agency responsible for making commitments of funds and disbursements.

2(a)6.	For some or all assistance transactions, file documents in the public records as instructed by the State.

2(a)7.	Provide applicants with technical assistance from qualified Rebuilding Advisors, who will advise owners on the following:

	2(a)7.1.	The implications of choosing the various options under the program.

	2(a)7.2.	How to understand and manage financial matters such as insurance payments, FEMA payments, outstanding secured loans, liens, etc.

	2(a)7.3.	If the repair, replace or rebuild/relocate options are selected, an initial advisory session about the tasks involved for the owner will be conducted addressing issues such as: how to avoid being defrauded, professional, design and survey services that may be required, how to identify services providers and building contractors through the Rebuilding Professional Registry, and how to manage engagements with those service providers and contractors.

	2(a)7.4.	Establishment of escrow accounts with financial institutions for holding the owner’s available funds for repairing, building or buying a home and paying the costs of professional service providers.

	2(a)7.5.	If a client is seeking to obtain a new mortgage loan, or to refinance, in order to carry out a rebuilding plan, Rebuilding Advisors will obtain credit reports (with the client’s permission) and assist clients in determining their eligibility and likely amount of the loan by using standard automated pre-qualifying software packages used in connection with first-time homebuyer programs around the country.

	2(a)7.6.	In accordance with protocols and time limits that are part of the operational plan, Rebuilding Advisors will offer continuing assistance to qualified homeowners as they continue through the repair, rebuilding and relocation options. It is assumed that Rebuilding Advisors will spend an average of 2 hours per client advising an applicant whose qualifications and property ownership have not been determined, and an average of 20 more hours with an applicant who has been determined to be eligible for financial assistance from the program. It is the responsibility of the Contractor to develop management systems that limit the time that Rebuilding Advisors spend in the aggregate providing services to program clients.

	2(a)7.7.	If a client is required to undertake mitigation methods during the course of the repair of their home, the Rebuilding Advisor with the assistance of the Mitigation Advisor will provide assistance and guidance to the client on what are the best mitigation techniques and how to acquire the necessary services to conduct the appropriate mitigation.

2(a)8.	If the “buyout/relocate” or “sell” options are chosen by an applicant, the case will be assigned to a Property Disposition Specialist, who will advise the owner on the steps involved in selling the property, demolishing any existing structures as necessary, receiving compensation from the State, and negotiating with secured lenders and other lien holders to clear liens on the property. Property Disposition Specialists are expected to spend an average of 2 hours advising clients and as much additional time as necessary to conclude the transfer of the property to the State or its designee.

2(a)9.	Provide legal services as necessary to determine the amount of compensation to be provided to the homeowner in accordance with the processes and systems described above. Provide legal opinions as needed relative to eligibility and funding decisions or compensations made to homeowners, and if needed, to attest that the processes utilized were in conformance with state and federal law.

2(a)10.	Develop and manage internal quality control processes to ensure consistency among a large number of Rebuilding Advisors.

2(a)1l.	Develop and manage processes to protect against possible fraud, waste and mismanagement.

2(a)12.	Report regularly to OCD on data and trends requested by OCD, and as requested by the OCD to other agencies such as LRA and HUD.

2(a)l3.	Develop a mediation process to resolve disputes between vendors participating in the program and homeowners.

2(a)14.	Develop an “ombudsman” type program that will receive and deal with any complaints homeowners may have regarding the program implementation.

2(a)15.	Provide the State with activity, financial and progress reports as required to support billing for services and preparation of reports for State monitoring agencies and HUD.

PHASE 2(b) — FULL-SCALE OPERATION OF SMALL RENTAL PROPERTY REPAIR PROGRAM

2(b)1.	Conduct a series of at least 6 applications rounds for owners of small-scale rental properties who will apply for assistance in a competitive process under criteria to be determined by the State.

2(b)2.	Provide technical assistance to applicants via a staff of qualified Rental Rehab Advisors. Advice and assistance will be offered for:

	2(b)2.1.	Completing the application form;

	2(b)2.2.	Determining which income-rent category and accompanying second mortgage funding amounts are most suitable for particular units;

	2(b)2.3.	Completing iterations of pro formas for sources and uses of capital and a cash flow projection for 10 years of project revenues and operating costs;

	2(b)2.4.	The owners’ completion of or retaining professionals for competing construction plans and specifications, construction budgets, bids;

	2(b)2.5.	The owners’ retaining professional assistance to certify that there is clear and marketable title to the properties; and

	2(b)2.6.	Compliance with federal requirements for lead hazard abatement, historic preservation requirements, and other requirements that will be tied to the funding of the second mortgages.

2(b)3.	Select applications that conform to program rules and forward recommended packages to the appropriate State agency for approval of commitment letters and funding the second mortgages, as follows:

	2(b)3.l.	Complete underwriting;

	2(b)3.2.	Determine that other sources of funds needed for repair (owner cash, insurance payments, additional senior debt, etc.) are escrowed or otherwise firmly committed;

	2(b)3.3.	Calculate the allowed amount of second mortgage funding; and

	2(b)3.4.	Prepare draft closing documents including deeds of trust and promissory notes;

2(b)4.	Post-approval tasks will be performed as follows:

	2(b)4.1.	Upon receiving the State’s approval of a closing package, notify the owner of the steps involved in closing the second mortgage loan and receiving disbursements from the state;

	2(b)4.2.	Monitor the construction work to assure completion of the scope of repair work committed to in owners’ applications and to assure compliance with program requirements;

	2(b)4.3.	Approve draws from escrow accounts of the State’s funding;

	2(b)4.4.	Provide technical assistance to owners regarding compliance with the program’s marketing and occupancy requirements, including limitations on rents and incomes of occupants throughout the compliance period; and

	2(b)4.5.	Upon completion of the construction work and initial occupancy of the rental units, provide the State with a close-out package for each project indicating and documenting compliance with program requirements.

	2(b)4.6.	Monitor compliance of rent requirements until the end of close-out phase.

Phase 3-CLOSE-OUT OF HOMEOWNER AND SMALL-SCALE RENTAL PROGRAM

3.1.	Complete post-award rebuilding advisory services to homeowners continuing to repair or rebuild their homes (up to Month 44).

3.2.	Complete monitoring of owner-occupancy requirements and turn over remaining responsibilities to the State (Month 47).

3.3.	Close out files for all applications and closed transactions, including electronic and paper files related to all stages of processing applications for assistance from the Homeowner Assistance and Small Rental Property Repair programs, documenting:

	3.3.1.	Contractor and assisted property owners’ compliance with all requirements pertaining to the contract as well as slate and federal regulations governing the compensation;

	3.3.2.	The fulfillment of all obligations by owners that were conditions of receiving assistance;

	3.3.3.	Applications that were denied and the reasons for denial; and

	3.3.4.	All referrals to the state of appeals by owners.

3.4.	Provide final program activity and financial reports.

3.5.	Provide all other documentation and certifications required by the contract and terms of the federal funding.

Exhibit B

Start-up of Homeowner and Small Scale Rental Program

1.	Prepare operational plan and cash flow projections in coordination with State to include all processes included in the Scope of Services Section 1.1 and Section 1.15 to include FEMA Hazard Mitigation funds.

Deliverable: Operational Plan for rental and home ownership programs will be due two (2) weeks from the signature date of the contract Cash Flow projections commencing within four (4) weeks of contract signature on a bi-weekly basis.

2.	Development of MIS system based on the agreed upon operational plan to include all items identified in the Scope of Services under Section 1.2 and 2(a).

Deliverable: MIS specifications shall be completed within two (2) weeks upon receipt of the final draft modifications. Beta version of MIS system shall be brought on line throughout the pilot for the Home Ownership program, Final and fully functional version of the MIS system shall be ready at the end of 2 months after contract signature. Final and fully functional version of the MIS system for the Rental Program shall be ready within 120 days from contract signature. Certification that the MIS system meets internal control requirements shall be provided at the start of Phase 2.

3.	Establish Housing Assistance Centers for building advisors and staff in order to take and process rental and homeowner applications. The Contractor shall consider mobile outreach centers as appropriate to reach the displace homeowners.

Deliverable: Within ten (10) days of the contract signature date, the Contractor must submit a plan on the locations and staffing of the Housing Assistance Centers. Within sixty (60) days of the contract signature date, the Housing Assistance Centers are to become operational.

4.	Subcontractor contracts prepared and approved by the State. A minimum of 40% of personnel must be hired including the staff of subcontractors. These personnel must include one or more Mitigation Advisors that are experts in the implementation of hazard mitigation methodologies and can advise homeowners that are confronted with mitigating their structures.

Deliverable: Contracts submitted to State for approval within ten (10) days of contract signature date. A listing of personnel hired should also be submitted with each contract. An assurance that all subcontractors meet Section 14.0 of exhibit D in the SFO must be submitted to the State at the same time.

5.	Establish and maintain a web-based Rebuilding Professional Registry that provides applicants with contact information on the professions listed in Section 1.8.

Deliverable: State approved website up and running within sixty (60) days of the contract signature date.

6.	Five training sessions for home inspectors and financial institutions.

Deliverable: Agenda for the five sessions must be submitted for approval by the State within fifteen (15) days of the contract signature date.

Two of the five trainings completed within sixty (60) days of the contract signature date and a summary of the evaluations received, a listing of the attendees, and how many attendees received certifications of completion must be submitted to the State within seventy-five (75) days of the contract signature date. The remaining three trainings shall be scheduled based on project demand.

7.	Five (5) meetings should be held to ensure that the building professionals are adequately familiar with the design, policies and procedures of the Road Home Program.

Deliverables: ICF should submit agendas and locations of the meetings for State approval within fifteen (15) days of the contract signature date. Two of the five meetings shall be completed within sixty (60) days of the contract signature date. The remaining three meetings shall be scheduled based on project demand.

The Contractor should submit a summary of the evaluation by attendees and a listing of the attendees within seventy-five (75) days of contract signature date.

8.	For Home Ownership Program, design and commence outreach and public education campaign ten (10) days prior to the start-up of the housing centers. This campaign will continue for six (6) months from that date.

Deliverables: Summary of media campaign and copies of brochures produced for outreach shall be submitted to the state for approval at least fifteen (15) days prior to the opening of the centers.

Development of a State approved website with information on the program for homeowners. Major changes in homeowner program must be posted within two (2) working days of the change.

Website shall be designed, developed and online within twenty (20) days of the contract signature date.

9.	For small rental properties, design and commence outreach and public education campaign fifty (50) days form contract signature date. This campaign will continue for six (6) months from that date.

Deliverables: Summary of media campaign and copies of brochures produced for outreach shall be submitted to the state for approval forty-five (45) days from the contract signature date.

Development of a State approved website with information on the program for landlords of small rental properties. Major changes in rental program must be posted within two (2) working days of the change.

Website shall be designed, developed and online within fifty (50) days of the contract signature date.

10.	Preparation and development of paper and electronic forms and a system of record retention and security to ensure the protection of applicant privacy and conformity to the business processes developed.

Deliverables: For the Home Ownership Program, forms such as homeowner applications, verification, covenants, title, etc. shall be submitted to the State for approval. The package of forms shall be submitted by twenty (20) days from the contract signature date.

For small rental properties program, forms such as rental applications, verification, covenants, title, etc. shall be submitted to the State for approval. The package of forms shall be submitted by ninety (90) days from the contract signature date.

11.	Begin evaluating eligibility, calculating assistance payments and making awards for a pilot Home Ownership Program program. Full applications received from applicants who have pre-registered through call centers and the State’s website shall be processed through the final award stage in accordance with the operational plan. This pilot project must begin no later than thirty (30) days from the contract signature date.

Deliverables: Submittal of a State approved pipeline report from the Contractor on a weekly basis providing information on number of applications taken, verified, options selected, compensation assistance granted, dates of title clearance, biddable specs, resolution cases, inspections, amount of loan, etc.

Contractor shall submit within seventy-five (75) days from the contract signature date an evaluation of the pilot program with suggested changes relative to quality, efficiency and effectiveness of meeting the program’s goals and objectives made a part of this Contract. This report shall include an evaluation of the locations and options selected by homeowners.

12.	In coordination with the State, signed Memorandums of Understanding with all relevant partners (FEMA, SBA, private insurers, other federal agencies and other state agencies, etc.) in order to facilitate the transmission of necessary data required for program implementation.

Deliverables: Arrangements to share data, which may be evidenced by signed Memoranda of Understanding (MOUs) are due thirty (30) days from the contract signature date.

EXHIBIT C

Key Personnel

Mike Byrne (Chief Program Executive): Ultimately responsible to OCD for the successful conduct of the project. Duties include providing corporate support; ensuring that program receives the highest level of attention and priority; allocating and dedicating sufficient resources; conducting necessary media interviews, meeting with federal officials, and other high-level meetings.

Susan Hughes (Communications Director): Responsible for development of the communications plan to generate applications, developing outreach materials to assist homeowners and rental unit owners make informed decisions in the program, and maintain internal communications within the project team.

Dave Cogar (MIS Manager): Responsible for designing and implementing the Management Information Systems (MIS) including the e-grants and case management software, achieving necessary interfaces with relevant State MIS systems, particularly as related to tracking payments to property owners; and ensuring that the implemented system is compatible with the State’s Advantage Financial System

Anita Rechler (Policy and Plans Director): Responsible for developing all policies, plans, and procedures to ensure smooth and effective implementation of both the homeowner and rental programs. Work closely with OCD to ensure key CDBG and HMGP requirements are reflected in all aspects of program implementation

Kris Guido (Human Resources Director): Responsible for coordinating project HR requirements among team members. Responsible for establishing hiring profiles, reviewing resumes, and supporting the program management office in determining the qualified staff to hire. Provides the framework for performance appraisals of project personnel, and attends to all personnel issues to include disciplinary actions up to and including dismissal of the individual.

George Lowden (Administrative Officer): Responsible for managing all administrative functions for the project including facilities and IT support, human resources, training, legal support and budget and finance.

Perry Franklin (Community Outreach and Government Liaison): Responsible for building relationships with community and parish leaders to provide an ongoing link to the program and secure their support to ensure program success.

Scott Ball (Professional Services Registry Director): Responsible for development of the building professionals registry, including raising awareness among the building industry of the registry and providing information on how to participate. Develop and maintain a website to house the Registry.

Carol Hector-Harris (Public Information Officer): Provides senior program management with a daily report of media reporting and events involving or impacting the program. Serves as direct liaison with media representatives. Drafts and issues press releases. Schedules media interviews for project senior management. Provides media interview training and rehearsal for senior program managers in preparation for media interviews.

John Casbon: Manage the title clearance process for all properties as required.

Carl Bauchle: Manage the title clearance process for all properties as required.

Peter Keenan: Manage the title clearance process for all properties as required.

Michael Schwartz (Anti Fraud Manager): Responsible for overall anti fraud program, oversight of policies, procedures, and controls to avoid fraud, waste, and management of funds; and eliminate duplication of benefits from insurance companies. Will ensure that all procedures developed are in accordance with federal and state regulations, and in conformance with the State’s contractual agreement with HUD.

Fred Tombar (Homeowner Assistance Program Manager): Responsible for overall operation of homeowner program. Manages the follow-up process of full applications from pre-registered applicants, and evaluates eligibility, calculates assistance payments, and makes awards.

Kathy Trainor (Homeowner Assistance Program Deputy Manager): Assist the Homeowner Assistance Program Manager in implementing the program and coordinate with rental program, MIS, and communications. Lead planning and operation of advisory services activities of the program on an end-to-end basis and provide input to and approval of the training program for advisory personnel working in the Homeowner Assistance Centers.

Scott Myer (Grants Processing Manager): Directs a team of developers involved in the analysis, design, development and implementation of software applications. Determines user requirements, leads application design, plans projects, establishes priorities and monitors progress. Generates applications development policies, standards and procedures. Advises MIS Manager on system requirements.

EXHIBIT D

Louisiana Road Home

Labor Category

On-Site Rates	Rates ($/HR)
Administrative Assistant 1	20
Administrative Assistant 2	35
Administrative Assistant 3	50
Analyst 1	40
Analyst 2	50
Analyst 3	70
Analyst 4	85
Application Analyst 1	75
Application Analyst 2	90
Billing/AR Specialist	50
Budget and Financial Manager	125
Budget/Finance Specialist 1	50
Budget/Finance Specialist 2	60
Chief Program Executive	300
Communications Graphic Artist	70
Director 1	100
Director 2	125
Director 3	150
Facilities and Office Manager	90
Human Resource Manager 1	80
Human Resource Manager 2	100
Human Resource Professional 1	60
Human Resource Professional 2	75
Marketing Specialist 1	50
Marketing Specialist 2	65
Marketing Specialist 3	80
Program Manager 1	180
Program Manager 2	200
Program Manager 3	225
Program Manager 4	250
Program Manager 5	300
Project Administrator 1	75
Project Administrator 2	85
Public Relations 1	60
Public Relations 2	70
Recruiter 1	75
Recruiter 2	100
Report Specialist 1	70
Report Specialist 2	85
Requirements Analyst	70
Research Analyst	60
Safety and Security Manager	75
Subcontract Specialist 1	75
Subcontract Specialist 2	85
Supervisor 1	75
Supervisor 2	100
Supervisor 3	110
Supervisor 4	125
Systems Integrator	100
Tester 1	75
Tester 2	100

Off-Site Rates	Rate ($/HR)
KPMG
Executive Consultant/Project Director/Principal	$295.00
Senior Consultant/Technical Expert	$295.00
Staff	$275.00
Jones Walker
Senior Partner	$375.00
Partner	$320.00
Special Counsel	$350.00
Senior Associates	$260.00

Associate	$225.00
Paralegal	$150.00
ICF and all other subcontractors
Executive Consultant	$280.00
Project Director	$247.00
Senior Consultant	$200.00
Technical Expert	$175.00
Consultant	$129.00
Junior Consultant	$117.00
Research Assistant	$75.00

EXHIBIT E

Per Unit Price List

Real Estate, Title and Inspections

Activity	Cost per Unit ($)
Real Estate Solutions Parcel Data	$0.35
Flood Data Services	$8.05
First American CREDCO Tax Return Verification	$28.75
Real Estate Solutions Automated Valuation Methodology	$11.50
Broker Price Opinion	$86.25
CREDCO Property/Real Estate Appraisal	$460.00
Inspection and Biddable Specifications	$750.00

Exhibit F – Phase One – Other District Costs (ODCs)

Facility

HQ

Real Estate

Modular Furniture

Space Improvements (e.g., Carpet, Paint, Refinishing, Public Bathrooms, etc.)

Facility Operating Costs (Janitorial Services, Repair/Maintenance, Etc.)

Facility Labor for Set up & Administration

Anchor Center 1

Real Estate

Modular Furniture

Space Improvements (e.g., Carpet, Paint, Refinishing, Public Bathrooms, etc.)

Facility Operating Costs (Janitorial Services, Repair/Maintenance, Etc.)

Facility Labor for Set up & Administration

Anchor Center 2

Real Estate

Modular Furniture

Space Improvements (e.g., Carpet, Paint, Refinishing, Public Bathrooms, etc.)

Facility Operating Costs (Janitorial Services, Repair/Maintenance, Etc.)

Facility Labor for Set up & Administration

Anchor Center 3

Real Estate

Modular Furniture

Space Improvements (e.g., Carpet, Paint, Refinishing, Public Bathrooms, etc.)

Facility Operating Costs (Janitorial Services, Repair/Maintenance, Etc.)

Facility Labor for Set up & Administration

Anchor Center 4

Real Estate

Modular Furniture

Space Improvements (e.g., Carpet, Paint, Refinishing, Public Bathrooms, etc.)

Facility Operating Costs (Janitorial Services, Repair/Maintenance, Etc.)

Facility Labor for Set up & Administration

8 Satellite Centers

Real Estate

Modular Furniture

Space Improvements (e.g., Carpet, Paint, Refinishing, Public Bathrooms, etc.)

Facility Operating Costs (Janitorial Services, Repair/Maintenance, Etc.)

Facility Labor for Set up & Administration

Facility IT Support

Anchor Center and Satellite Center Hardware (servers, networks, etc.)

Anchor Center and Satellite Center Monthly Cost

Computer Purchases & Leases (Desktops, Laptops, etc.)

Equipment Leases (copiers, scanners, fax machines)

Phone Equipment Purchases

Phone Monthly Cost (local and long distance)

Microsoft Software

MIS

EGrantsPlus License & Mains

EGrantsPlus Configuration

EGrantsPlus Enhancements

Communications

Media Buys

Outreach Materials and Community Outreach

Includes: Meeting rooms, audiovisual equipment, signage, supplies,

exhibit booth, shipping, direct mail, postage, direct mail, educational materials, stationery, research

Relocation and Travel (includes relocation and travel expenses for start up team, and mobile center staff)

Startup Travel

Mobile Units

Permanent Relocation

Local Travel

Insurance

Taxes

Training – non labor costs (space, manuals, materials, etc.) training for Professional Registry Contractors, members of the financial community, etc.). 15 sessions total.

Includes: meeting rooms, binders, audiovisual equipment,

certificates, name badges, signage, educational materials, postage

Call Center

Data Center

Miscellaneous (i.e., copying, ES&H plans supplies, security assessments)